Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

PARENT,

BUYER,

SELLER,

and

THE PRINCIPAL SHAREHOLDERS

(each as defined herein)

June 22, 2021

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of June 22, 2021 is by and among ANDINA GOLD CORP., a Nevada corporation (“Parent”), GENERAL EXTRACT, LLC, a Colorado limited liability company (“Buyer”), CRYOCANN USA CORPORATION, a California corporation (“Seller”), STEVEN CIMINI (“Cimini”) and MATT ARMSTRONG (“Armstrong”). Each of Cimini and Armstrong is a “Principal Shareholder” and, together, are the “Principal Shareholders.” Each of Parent, Buyer, Seller and the Principal Shareholders is a “Party” and, together, are the “Parties.”

RECITALS

A. WHEREAS, the Principal Shareholders own 64.5% of the issued and outstanding capital stock of Seller.

B. WHEREAS, the Seller is engaged in the conduct of the Business of designing, engineering, manufacturing, distributing, selling and/or leasing products, equipment and processes for harvesting and separating cannabinoids from plants known as “CryoCann” (the “Business”).

C. WHEREAS, on April 23, 2021, Seller and Parent entered into a Loan, Pledge and Security Agreement (the “Loan Agreement”), as amended on June 1, 2021, under which Parent agreed to disburse up to $1,515,000 to Seller as approved by Parent.

D. WHEREAS, the consideration hereunder for the Purchased Assets shall include the Loan Agreement provided by Parent.

E. WHEREAS, on the terms, and subject to the conditions set forth in this Agreement, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, the Purchased Assets (as defined below) pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE 1 DEFINED TERMS

Section 1.1 Specific Definitions. As used in this Agreement, the terms identified on Exhibit A shall have the meanings set forth or referred to in Exhibit A.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) References herein to “days,” unless indicated otherwise, are to consecutive calendar days.

(d) References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.

(e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender shall include all genders.

(f) All references to “dollars” or “$” shall mean “U.S. dollars,” unless specifically stated otherwise.

(g) All references herein to a particular “Schedule” shall mean such schedule as it is included in the Schedules attached hereto.

(h) All references herein to a particular “Disclosure Schedule” shall mean such schedule as it is included in the Disclosure Schedules attached hereto.

(i) All references herein to a particular “Exhibit” shall mean such exhibit as it is attached hereto.

ARTICLE 2 PURCHASE AND SALE

Section 2.1 Purchased Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from such Seller, free and clear of any and all Liens, all of such Seller’s right, title and interest in and to all of the assets and properties necessary for, used in or held for use in the conduct of the Business, including, without limitation, as described in this Section 2.1 (collectively, the “Purchased Assets”):

(a) all Intellectual Property Assets, including the Intellectual Property Assets set forth on Schedule 2.1(a);

(b) all Tangible Personal Property, including the Tangible Personal Property set forth on Schedule 2.1(b);

(c) all Inventory;

(d) only those Contracts and Intellectual Property Agreements set forth on Schedule 2.1(d) (collectively, the “Assumed Contracts”);

(e) all warranties, representations, indemnities and guarantees, if any, express or implied, existing for the benefit of Seller from third Persons relating to the Purchased Assets, to the extent the same are transferable or assignable;

(f) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Purchased Assets, whether arising by way of counterclaim or otherwise;

(g) all rights to receive remuneration, refunds or rebates, whether fixed or contingent, from and after the Closing Date derived from or in respect of any Tangible Personal Property, and all deposits and prepayments in respect of any Tangible Personal Property;

(h) all accounts receivable and proceeds due and owing from and after the Closing Date derived from or in respect of any Intellectual Property Asset, and all rights to receive remuneration, whether fixed or contingent, from and after the Closing Date derived from or in respect of any Intellectual Property Asset, all royalties, license fees, and other payments now or hereafter derived from exploitation of any Intellectual Property Asset, and all deposits and prepayments in respect of any Intellectual Property Asset;

(i) all Documents related to any of the foregoing;

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets; and

(k) All current and potential client lists, sales projections, revenue projections, databases, files pertaining to the operation of the Purchased Assets through the Closing Date.

Section 2.2 Excluded Assets. Notwithstanding any other provision of this Agreement or elsewhere to the contrary, Seller shall not sell, transfer, assign, convey and deliver to Buyer, and Buyer shall not purchase and accept from Seller, any right, title, or interest whatsoever in or to, or obligation for, any of the following assets or properties of Seller (collectively, the “Excluded Assets”):

(a) All cash and cash equivalents;

(b) All Tax Returns and refunds;

(c) Minute books, ownership records and corporate seals of Seller;

(d) All Contracts related to the Business that are not Assumed Contracts;

(e) The rights of Seller under the Transaction Documents;

(f) Any tangible or intangible property or assets located in the Republic of Colombia as listed on Schedule 2.2(f);

(g) The assets and properties listed on Schedule 2.2(g).

Section 2.3 Liabilities.

(a) Notwithstanding any other provision of this Agreement to the contrary, except as described in Section 2.3(b), Seller and Principal Shareholders agree that this is an asset purchase transaction and Buyer is not assuming, and shall not be deemed to have assumed, any Liability or obligation of Seller or Seller Parties of whatever nature, whether presently in existence or arising hereafter, and Buyer expressly disclaims any express or implied assumption of any Liabilities or obligations of any kind, character or description, of Seller or Seller Parties. All Liabilities and obligations of Seller or Seller Parties (including but not limited to all Indebtedness, accounts payable, debts, deferred revenue, obligations, distributions, duties and liabilities of any nature, and including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) created on or prior to the Closing Date that accrue, are attributable to, or payable at any time prior to, on or after the Closing Date shall be retained by and remain Liabilities and obligations of, and shall be paid by, Seller or Seller Parties, as applicable. Each of the Liabilities and obligations described in this Section 2.3(a) is referred to as an “Excluded Liability ” and collectively, are referred to as the “Excluded Liabilities”.

(b) Buyer shall assume and discharge or perform when due those obligations arising under the Assumed Contracts, and then only to the extent such obligations are required to be performed after the Closing Date and do not relate to any breach by Seller, and do not otherwise constitute an Excluded Liability (the “Assumed Liabilities”).

Section 2.4 Non-Assignability of Assets. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any asset that would be a Purchased Asset or any claim, right or benefit arising thereunder or resulting therefrom, which by its terms or by Law is non-assignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Non-assignable Assets”) unless and until such consent shall have been obtained. Seller, at its expense, shall use its best efforts to obtain any consents required to transfer and convey the Non-assignable Assets as promptly as possible (even if after the Closing Date). If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Non-assignable Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Non-assignable Asset, shall act after the Closing Date as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Non-assignable Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE 3 PURCHASE PRICE

Section 3.1 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the aggregate consideration payable hereunder (the “Purchase Price”) shall be as follows:

(a) Cash Consideration. The total consideration to be paid by Buyer to Seller shall be Three Million Five Hundred Thousand Dollars ($3,500,000), which amount shall be payable as follows at the Closing: (a) $1,000,000 payable by Buyer to Seller in immediately available funds (the “Cash Consideration”); and (b) $1,252,316.44 payable by Buyer Parties to Seller pursuant to a secured promissory note in the form attached hereto as Exhibit E (the “Seller Note”), which represents the remaining cash consideration of $2,500,000 minus the amount owed by Seller under the Loan Agreement as of the date hereof. The Parties acknowledge and agree that the amount owing from Seller under the Loan Agreement as of the date hereof is $1,247,683.56.

(b) Restricted Stock. 10,000,000 shares of Parent Restricted Stock (the “Stock Consideration”).

(c) Additional Penalty Consideration. The Parties acknowledge and agree that in the event that the Buyer Parties do not pay the amount owing under the Seller Note by October 15, 2021 in full, and without limiting any of Seller’s rights under this Agreement, the Seller Note, any other Transaction Document, or applicable law, then Buyer Parties shall issue an additional amount of Parent Restricted Stock to Seller equivalent to 20% of the amount owing under the Seller Note which Parent Restricted Stock will be valued at the stock value as of market close on October 15, 2021 (the “Additional Stock Consideration”) and will be deemed to be an increase to the Purchase Price.

Section 3.2 Payment of Purchase Price.

(a) At the Closing, Buyer shall pay the Purchase Price to Seller as follows:

(i) Buyer shall pay the Cash Consideration to Seller by wire transfer of immediately available funds to an account designated by Seller;

(ii) Buyer shall issue the Stock Consideration to Seller; and

(iii) Buyer shall issue the Seller Note to Seller.

(b) The Parties acknowledge and agree that in the event that the amount owing under the Seller Note is not paid in full by October 15, 2021, then (i) Buyer Parties shall issue the Additional Stock Consideration immediately to Seller and (ii) provide Seller with updated details as to when such amount will be paid. Without limiting any of Seller’s rights under this Agreement, the Seller Note, any other Transaction Document, or applicable law, Buyer Parties shall provide Seller with regular updates regarding the payment of the amount owing under the Seller Note until such time as such amount is paid to Seller. For the sake of clarity, the Additional Stock Consideration shall not be issued to Seller if Buyer Parties pay Seller the amount owing under the Seller Note by October 15, 2021.

(c) The Parties acknowledge and agree that, upon the payment in full of the Purchase Price, including the payment of the Cash Consideration and the Seller Note and the issuance of the Stock Consideration and Additional Stock Consideration, if any, to Seller, in each instance in accordance with this Section 3.2, neither Buyer or Parent shall have any further liability hereunder with respect to the payment, issuance or delivery of the Purchase Price to any Person under this Section 3.2.

Section 3.3 Tax Allocation. The Parties agree that the Purchase Price (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on Schedule 3.3 (the “Allocation Schedule”), which will be provided by Buyer and mutually agreed upon by the Parties no later than September 3, 2021. The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule. The Allocation Schedule shall in no way affect the enforceability of any of the restrictive covenants set forth herein.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof and as of the Closing Date (unless specified otherwise below), as follows:

Section 4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all corporate power and authority to own or lease its properties and assets and to operate and carry on the Business as it is presently conducted. The organizational documents of Seller that were delivered to Buyer are true correct and complete, and Seller is not in default under or in violation of any provision thereof. Seller is not required to be qualified in any foreign jurisdiction in order to own or use the Purchased Assets as the Business is presently conducted.

Section 4.2 Authority and Enforceability. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and perform its obligations under the Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Principal Shareholder has full authority to enter into this Agreement and the other Transaction Documents to which he is a party. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Seller, and all other corporate action of Seller, including all shareholder, board, and other required approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been taken. This Agreement and the other Transaction Documents to which any Seller Party is a party are, assuming execution and delivery thereof by the Buyer Parties, legal, valid and binding obligations of such Seller Party and are enforceable against them in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflict or Violation. Except as set forth in Schedule 4.4, neither the execution and delivery of the Transaction Documents to which any Seller Party is a party, nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby, nor compliance with any of the terms and conditions hereof or thereof, will: (a) conflict with or result in a violation or breach of or default pursuant to any provision of the articles of incorporation, bylaws or other organizational documents of Seller, (b) conflict with or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default pursuant to (or give rise to any Lien or right of termination, cancellation, payment, guaranty or acceleration under) any Contract or other instrument or obligation to which a Seller Party is a party or by which the Purchased Assets are bound, (c) violate or conflict with any Law applicable to any Seller Party or any Purchased Asset (or Seller’s ownership or operation of any Purchased Asset) or (d) except as set forth in Schedule 4.3(d), require any filing with, or the obtaining of any authorization of, or notification to, any Governmental Authority that has not been made or obtained. Each Seller Party has the required capacity to perform its obligations under this Agreement and each other Transaction Document to which it is a party, and the transactions contemplated hereby and thereby are not the subject of any contingency or condition not specifically set forth in this Agreement.

Section 4.4 Consents. Except as set forth in Schedule 4.4, no consent of any Person is required in connection with this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby and thereby, or the performance of any Seller Party’s obligations and duties hereunder and thereunder, except where the failure to obtain such consent will not result in a Material Adverse Effect on the ability of such Seller Party to consummate the transactions contemplated by this Agreement.

Section 4.5 Intentionally omitted.

Section 4.6 Compliance with Laws.

(a) Each Seller Party is in compliance in all material respects with all Laws that govern the ownership, occupancy and use of the Purchased Assets and the Business as presently conducted.

(b) Schedule 4.6(b) sets forth a true, correct and complete list of the permits, licenses, certificates, approvals, consents and authorizations of, and registrations with all Governmental Authorities, and under, all federal, state, local and foreign Laws, as are required in connection with the ownership, occupancy and use of the Purchased Assets and the Business as presently conducted (the “Required Licenses”). All Required Licenses are issued in the name of Seller and are in full force and effect. Seller is and has been in compliance with the Required Licenses in all material respects and has not violated any of the Required Licenses.

Section 4.7 Actions. There are no Actions pending or, to the Knowledge of Seller, threatened, (a) that question the validity of this Agreement or any transaction contemplated hereby, and/or the performance of any of the Seller Parties’ obligations hereunder or any other Transaction Document, (b) that relate to the Business or any Purchased Assets or any of the Seller Parties with respect to the Business or the Purchased Assets, (c) with respect to any alleged violation of any Law affecting any Seller Party or the Purchased Assets or (d) with respect to any alleged failure to possess or maintain any License or Permit required in connection with Seller’s ownership, occupancy or use of the Purchased Assets or the conduct of the Business.

Section 4.8 Title to Purchased Assets. Seller has good and marketable title to, or have a valid and enforceable leasehold or license to, all of the Purchased Assets, which will be transferred at Closing free and clear of all Liens. Seller is the sole owner of the Purchased Assets and has the right to sell, assign, transfer and convey such Purchased Assets to Buyer. Upon payment of the Purchase Price by or on behalf of Buyer, Buyer will have good and marketable title to, or a valid and enforceable leasehold or license to, all of the Purchased Assets.

Section 4.9 Condition and Sufficiency of Purchased Assets. The Tangible Personal Property is structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets constitute all of the assets and properties used in or necessary to conduct the Business as presently conducted.

Section 4.10 Inventory. Schedule 4.10 sets forth a true, correct and complete list of Inventory. All Inventory will consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work- in-process or finished goods) are not excessive, but are reasonable in the circumstances of the Company.

Section 4.11 Material Contracts.

(a) Schedule 4.11(a) sets forth a true, correct and complete list, and if oral, a true, correct and complete description, of all Contracts that are material to the operation of the Business (such Contracts listed on Schedule 4.11(a), the Assumed Contracts and the Intellectual Property Agreements are referred to as “Material Contracts” and each a “Material Contract”).

(b) True, correct and complete copies of the written Material Contracts and descriptions of oral Material Contracts have been delivered to the Buyer. The Material Contracts are the only Contracts that affect or relate to the Business or the ownership or use of any of the Purchased Assets. The Company is not in default under any Material Contract and, to the Knowledge of Seller, no Person who is a party to any Material Contract is in breach or default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a material breach or default, under any Material Contract.

(c) Schedule 4.11(c) sets forth a true, correct and complete list of all work in process as of the date hereof. All work in process has been performed pursuant to a written customer order or Contract. All work in process is evidenced by a written Contract, which is listed on Schedule 4.11(a).

Section 4.12 Intellectual Property.

(a) Schedule 4.12(a) contains a correct, current and complete list of: all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Seller Parties have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Schedule 4.12(b) contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title and parties thereto. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements. Each Intellectual Property Agreement is valid and binding on the Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Schedule 4.12(c) sets forth a true, correct and complete list of all of the Seller’s right, title and interest in and to Patents, Trademarks, Copyrights, Domain Names, Mask Works, Software, Trade Secrets and Industrial Designs included in the Purchased Assets. Except as set forth on Schedule 4.12(c), there are no Patents, Trademarks, Copyrights, Domain Names, Mask Works, Software, Trade Secrets or Industrial Designs necessary for the operation of the Business as presently conducted.

(d) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Liens, other than the lien established under the Loan Agreement. Seller has entered into binding, valid and enforceable written Contracts with each current and former member, employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of association, employment or engagement with Seller whereby such member, employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true, correct and complete copies of all such Contracts.

(e) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement.

(f) All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(g) The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and the Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and, to Seller’s Knowledge, will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements.

(h) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or, to the Knowledge of Seller, threatened (including in the form of offers to obtain a license): (a) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by any Seller Party in the conduct of the Business; (b) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (c) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. No Seller Party is aware of any facts or circumstances that would reasonably be expected to give rise to any such Action.

Section 4.13 Product Warranties. With respect to the Business, each product sold or furnished by Seller has been sold or furnished in substantial conformity with all applicable contractual commitments and all express and implied warranties. With respect to the Business, to the Knowledge of Seller, no state of facts or any event has occurred forming the basis of any present claim against Seller, the Business or the Purchased Assets (x) with respect to warranties relating to products manufactured, sold or distributed by Seller or services performed by or on behalf of Seller, or (y) not fully covered by insurance, for personal injury or property damage alleged to be caused by products of the Business shipped or services rendered by or on behalf of Seller.

Section 4.14 Tax Matters.

(a) Seller has timely filed (including extensions) with the appropriate Governmental Authorities all Tax Returns that it was required to file on or prior to the date hereof, all such Tax Returns were true, complete and correct in all material respects when filed, and all Taxes that are due and payable by Seller with respect to Pre-Closing Periods, whether or not shown on any Tax Returns (including any Taxes required to be withheld from amounts owing to employees), have been timely paid in full. Seller has not requested or been granted an extension of time for filing any Tax Return to a date later than the date hereof.

(b) There is no Tax Contest pending or, to the Knowledge of Seller, threatened against Seller. There are no Liens for Taxes on any of the Purchased Assets. Seller has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect. Seller is not subject to any private ruling of the Internal Revenue Service or comparable ruling of any Governmental Authority with respect to Taxes. No power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of Seller, which power of attorney is currently in effect

(c) None of the consideration to be paid pursuant to the terms of this Agreement will be subject to the withholding of Taxes under the Code or other applicable Tax Law.

(d) None of the Purchased Assets (a) constitute “tax-exempt use property” within the meaning of Section 168(h) of the Code, (b) are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (c) secure any debt the interest of which is tax- exempt under Section 103(a) of the Code, or (d) are subject to a “section 467 rental agreement” within the meaning of Section 467 of the Code.

Section 4.15 Financial Status.

(a) Schedule 4.15 contains a true, correct and complete list and description of all Indebtedness of Seller as of the date hereof, the amounts of such Indebtedness, and the holders of such Indebtedness.

(b) No Seller Party has the intent to hinder, delay, defraud, or avoid any obligation to any past, present, or future creditor in the transactions contemplated by this Agreement or any other Transaction Document. Seller is solvent as of the Closing and will not be rendered insolvent as a result of the transactions contemplated hereby and thereby. No Seller Party has initiated, and no Seller Party intends to initiate with respect to itself as debtor, nor has it had initiated against it nor does it expect to have initiated against it as debtor, any proceeding under federal or any state’s bankruptcy, insolvency or similar laws. As a result of the transactions contemplated in this Agreement or any other Transaction Document, Seller will not become unable to pay in full all of its debts as they become due.

Section 4.16 No Material Changes. Since March 31, 2021, (a) there has been no change, event or occurrence which has had or would reasonably be expected to have a Material Adverse Effect; and (b) the Seller Parties have conducted the Business only in the Ordinary Course of Business.

Section 4.17 Insurance. Seller has insurance policies in full force and effect for such amounts as Seller believes are sufficient for compliance with applicable Law. No event has occurred that would reasonably be expected to limit or impair the rights of Seller under any such insurance policies.

Section 4.18 Benefit Plans. Seller does not maintain, sponsor, contribute to, or is required to contribute to or has any Liability for any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax- qualified and whether or not subject to ERISA, for the benefit of any current or former employee, officer, managing member, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual (each, a “Benefit Plan”). Seller has never maintained, sponsored, contributed to, or been required to contribute to, or had any Liability for any Benefit Plan. Neither Buyer, Parent nor any of their respective Affiliates would reasonably be expected to have any Liability, contingent or otherwise, with respect to any Benefit Plan.

Section 4.19 Employment Matters. Seller does not currently have, nor has ever had any employees or, except as set forth on Schedule 4.19, any consultants or independent contractors. Seller is not and has never been a party to, bound by, any collective bargaining agreement or other contract with a union, works council or labor organization.

Section 4.20 Brokerage Fees. Neither the Seller Parties nor any Affiliate of the Seller Parties has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement or any other Transaction Document for which any Buyer Party shall incur any liability, whether directly or indirectly.

Section 4.21 Investment Representations.

(a) Securities Not Registered. Each Seller Party has been advised that the Stock Consideration has not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available.

(b) Acquiring Securities for Own Account. Each Seller Party is acquiring the Stock Consideration for his or its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.

(c) Knowledge and Experience. Each Seller Party has such knowledge and experience in financial and business matters that such Seller Party is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.

(d) Accredited Investor. Each Seller Party is an accredited investor as that term is defined in Rule 501(a) under the Securities Act. Each Seller Party agrees to furnish any additional information requested by Parent or any of its Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the acquisition of the Stock Consideration.

(e) Information. Each Seller Party has had and continues to have an opportunity (i) to question, and to receive information from Parent concerning Parent and such Seller Party’s investment in Parent and (ii) to obtain any and all additional information necessary to verify the accuracy of any information which such Seller Party deems relevant to make an informed investment decision as to the acquisition of the Stock Consideration.

(f) Legal, Tax and Accounting Treatment. Each Seller Party has had the opportunity to consult his own independent legal, tax, accounting and other advisors with respect to such Seller Party’s rights and obligations under this Agreement and the tax and other economic consequences to himself of the acquisition, receipt or ownership of the Stock Consideration, including the tax consequences under federal, state, local, and other income tax laws of the United States or any other country and the possible effects of changes in such tax laws. No Seller Party is relying on Parent or any of its employees, agents, representatives, affiliates or advisors with respect to the legal, tax, economic and related considerations of an investment in the Stock Consideration.

(g) Risk. Each Seller Party understands and agrees that the investment in Parent involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Parent Consideration or the future profitability or success of Parent or any of its subsidiaries.

(h) Residence. Each Seller Party is resident of the State of California at the residential address set forth on the signature page hereto and is not acquiring the Stock Consideration as nominee or agent or otherwise for any other person.

(i) Restrictive Legend. Each Seller Party agrees that the Parent Restricted Stock shall bear the following restrictive legend:

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS."

Section 4.22 No Other Representations or Warranties. Except as expressly set forth in this Article 4 (in each case, as modified by the Disclosure Schedules), neither the Seller Parties nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, managers or representatives has made, or is making, any representation or warranty regarding the Purchased Assets, Assumed Liabilities or Business to any Buyer Party or their Affiliates, or its or their directors, officers, employees, stockholders, partners, members, managers or representatives. Neither Seller Parties nor any of their Affiliates makes any representations, warranties, or guarantees to Buyer Parties, their Affiliates, any of their officers, directors, managers, members, shareholders, employees, representatives, or agents, any Affiliates of the foregoing, or any other Person regarding the probable success or future profitability of the Business or the Purchased Assets or the ability of the Business or the Purchased Assets to meet any published or internally-prepared projections (financial or otherwise), budgets, plans, or forecasts of revenues, earnings, or other financial performance measures or operating statistics. Except as expressly set forth in this Article 4 (in each case, as modified by the Disclosure Schedules) and the Intellectual Property, the condition of the Purchased Assets shall be “as is” and “where is.”

Section 4.23 Full Disclosure. With respect to representations and warranties contained in Section 4.12 (Intellectual Property), neither this Agreement nor any other Transaction Document (including the exhibits and schedules hereto and thereto) contains any untrue statement of a fact to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Each Buyer Party, for and behalf of itself, hereby represents and warrants to each Seller Party as of the date hereof and as of the Closing Date (unless specified otherwise below), as follows:

Section 5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has all limited liability company power and authority to own or lease its assets and to operate and carry on its business as it is now being conducted. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has all corporate power and authority to own or lease its assets and to operate and carry on its business as it is now being conducted.

Section 5.2 Authority and Enforceability. Each Buyer Party has full corporate or organizational power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which such Buyer Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Buyer Party, as applicable, including all board of directors, board of managers and other required approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been taken. This Agreement and the other Transaction Documents to which a Buyer Party is a party are legal, valid  and binding obligations of such Buyer Party, as applicable, and are enforceable against them in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflict or Violation. Neither the execution and delivery of the Transaction Documents to which a Buyer Party is a party, nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby, nor compliance with any of the terms and conditions hereof or thereof, will (a) conflict with or result in a violation or breach of or default pursuant to any provision of the articles of incorporation, bylaws or other organizational documents of such Buyer Party, (b) conflict with or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default pursuant to (or give rise to any Lien or right of termination, cancellation, payment, guaranty or acceleration under) any Contract or other instrument or obligation to which a Buyer Party is a party, (c) violate or conflict with any Law applicable to such Buyer Party or (d) require any filing with, or the obtaining of any authorization of, or notification to, any Governmental Authority that has not been made or obtained, except in each case where the failure of this representation to be true and correct will not result in a material adverse effect on the ability of such Buyer Party to consummate the transactions contemplated by this Agreement.

Section 5.4 Consents. Except as set forth in Schedule 5.4, no consent of any third Person that has not been obtained is required in connection with this Agreement or any other Transaction Document, or the consummation of the transactions contemplated herby and thereby, or the performance of a Buyer Party’s obligations and duties hereunder and thereunder, except where the failure to obtain such consent will not result in a material adverse effect on the ability of such Buyer Party to consummate the transactions contemplated by this Agreement.

Section 5.5 Brokerage Fees. No Buyer Party has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement or any other Transaction Document for which Seller shall incur any Liability, whether directly or indirectly.

Section 5.6 Fully Paid. The shares of Parent Restricted Stock delivered to satisfy the Purchase Price, when delivered in accordance with the terms of this Agreement, will be validly issued and outstanding as fully paid and non-assessable, and free and clear of any Liens (other than restrictions imposed by applicable securities Laws), and not subject to pre-emptive or other similar rights of the shareholders of Parent.

Section 5.7 No Other Representations. Except as provided in this Article 5, neither of the Buyer Parties nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, managers or representatives has made, or is making, any representation or warranty whatsoever to any Seller Party or their Affiliates, or its or their directors, officers, employees, stockholders, partners, members, managers or representatives.

ARTICLE 6 COVENANTS

Section 6.1 Conduct of the Business Prior to the Closing. From the date hereof through the Closing, the Seller Parties shall use commercially reasonable efforts to (a) operate the Business in the Ordinary Course of Business, (b) pay all accounts payable as such amounts become due in the Ordinary Course of Business, (c) preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it in the Ordinary Course of Business, (d) maintain all Purchased Assets and any other assets, properties, books of account and records in the Ordinary Course of Business, (e) maintain all Purchased Assets in their present condition, except for ordinary wear and tear and damage by unavoidable casualty, (f) keep in full force and effect insurance comparable in amount and scope of coverage to insurance carried with respect to the Purchased Assets and Business as of the date hereof, (g) comply in all material respects with all Required Licenses and all applicable Laws, (h) perform in all material respects all obligations when due under Contracts relating to or affecting the Business in accordance with past practices so as to prevent any breach or default thereunder, (i) maintain its books and records in the Ordinary Course of Business, (j) otherwise preserve the goodwill and ongoing operations of its Business and (k) not take any action or fail to take any action that would result in any of the conditions set forth in Section 7.2 not being satisfied or that would otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller Parties shall not:

(a) change or amend the organization documents of Seller or waive any material provision thereof;

(b) grant or allow any Lien on any Purchase Asset or incur any Indebtedness;

(c) sell, assign, transfer, convey, lease or otherwise dispose of any Purchased Asset, other than Inventory in the Ordinary Course of Business;

(d) make any material changes or modifications to any insurance policies; or

(e) adopt any Benefit Plans or hire any employees;

Section 6.2 Notice of Events. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of: (a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or would reasonably be expected to result in, any representation or warranty made by any Seller Party hereunder not being true and correct or (iii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Actions commenced or, to Knowledge of Seller, threatened against, relating to or involving or otherwise affecting any Seller Party or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed hereunder or that relates to the consummation of the transactions contemplated by this Agreement. Buyer's receipt of information pursuant to this Section 6.2 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller Party in this Agreement (including Section 8.1 and Section 9.1(e)(ii)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.3 Access to Information. From the date hereof until the Closing, the Seller Parties shall, upon reasonable advance notice by Buyer, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, books and records, Contracts and other documents and data related to the Purchased Assets, Assumed Liabilities and the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Purchased Assets, Assumed Liabilities and the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller Parties to cooperate with Buyer in its investigation of the Purchased Assets, Assumed Liabilities and the Business; provided, however, that the foregoing shall not require any Seller Party to provide any information that is subject to attorney-client privilege or work product. Any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

Section 6.4 Exclusivity.

(a) From the date of this Agreement through the Closing, each Seller Party shall not, and shall not authorize or permit any of its or their Affiliates to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (ii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. From the date hereof through the Closing, the Seller Parties shall immediately cease and cause to be terminated, and shall cause their Affiliates to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer, Parent or any of their Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business, the Purchased Assets or the Assumed Liabilities.

(b) From the date hereof through the Closing, in addition to the other obligations under this Section 6.4, the Seller Parties shall promptly (and in any event within two Business Days after receipt thereof) advise the Buyer Parties orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Each Seller Party agrees that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer Parties and that money damages would not provide an adequate remedy to Buyer Parties.

Section 6.5 Restrictive Covenants.

(a) Non-Compete. Except as expressly consented to in writing by Buyer, each Seller Party, for and on behalf of itself, and each of its controlled Affiliates, each of their successors and assigns (collectively, the “Restricted Parties”), agrees that during the Restricted Period it will not and it will cause each of the other Restricted Parties not to, directly or indirectly, in any capacity whatsoever, own or operate a similar or competitive business to the Business within the Territory. Notwithstanding anything contained in this Section 6.5 to the contrary, nothing herein shall prevent any Restricted Party from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over the counter market so long as such party is not involved in the conduct of the Business of said corporation and such Person, together with its Affiliates, does not own or control more than 5% of the stock of such corporation.

(b) Non-Solicit. Except as expressly consented to in writing by Buyer, the Restricted Parties agree that during the Restricted Period, without the prior written consent of Buyer, it will not and it will cause each of the other Restricted Parties not to, directly or indirectly, induce or attempt to persuade any employee, agent, supplier, distributor, sales representative or customer of Buyer, Parent or their Affiliates to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization (or otherwise interfere with or disrupt any such employment, agency or business relationship).

(c) Enforceability; Blue Pencil. The Parties acknowledge and agree that the time, scope, geographic area and other provisions of this Section 6.5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. Notwithstanding anything in this Section 6.5 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 6.5 are found by a Final Order to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the maximum extent such provisions are allowable under Law, giving effect to this Agreement and the, intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible, and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect.

(d) Remedies. Each Seller Party acknowledges and agrees that the covenants set forth in this Section 6.5 are reasonable and are properly required for the protection of the legitimate interests of the Buyer Parties and their Affiliates, and that irreparable injury will result to the Buyer Parties and their Affiliates if a Restricted Party breaches any of the terms of this Section 6.5, and that in the event of a Restricted Party’s actual or threatened breach of any of the provisions contained in this Section 6.5, Buyer Parties will have no adequate remedy at Law. Each Restricted Party accordingly agrees that in the event of any actual or threatened breach by a Restricted Party of any of the provisions contained in this Section 6.5, any of the Buyer Parties shall be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting any Buyer Party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

Section 6.6 Confidentiality.

(a) From and after the Closing Date, each Seller Party, for and on behalf of itself and each other Restricted Party, agrees that it shall and it shall cause each of the other Restricted Parties to, keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third Person or use for the benefit of itself or any third Person, any Confidential Information. As used in this Section 6.6, “Confidential Information” means this Agreement and the transactions contemplated herein, and any information relating to (a) this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, or (b) the Purchased Assets. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of a Restricted Party. The Seller Parties acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Business and the business and operations of Buyer Parties and their Affiliates.

(b) Notwithstanding this Section 6.6, any Party may disclose (a) this Agreement or the other Transaction Documents or the transaction contemplated hereby or thereby to any Governmental Authority in connection with the enforcement or interpretation of the obligations and covenants set forth herein and therein, (b) that such Party has entered into this Agreement and/or the Transaction Documents and that the transactions contemplated hereby and thereby have been consummated and (c) information consistent with the customer communication plan.

(c) The Seller Parties acknowledge that: (a) Confidential Information may contain or constitute material non-public information concerning a Buyer Party or its Affiliates; and (b) trading in the securities of Parent, while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the Seller Parties to liability under U.S. federal or state Laws, and the rules and regulations promulgated thereunder. Each Seller Party agrees that it, its Affiliates, and its representatives and agents will not trade in such securities while in possession of material nonpublic information or at all until such Seller Party, its Affiliates, and its representatives and agents can do so in compliance with all applicable laws and without breach of this Agreement.

Section 6.7 Taxes.

(a) Transfer Taxes. The Seller Parties shall be responsible for all sales, use, transfer or similar Taxes, if any, and assessments resulting from the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Parties agree to cooperate with each other (a) to obtain all available exemptions from such Taxes and (b) to reduce the amount of such Taxes or other assessments imposed a result of the consummation of the transactions contemplated by this Agreement; provided, that none of the Parties shall be obligated to take any action that it determines, in its sole discretion, may subject it to additional Taxes, liabilities or expenses. The Seller Parties will promptly and timely file all necessary Tax Returns and other documentation under applicable Tax Law with respect to all such Taxes, at its sole cost and expense, and will, upon request, provide evidence to Buyer of such filings and payments.

(b) Tax Clearance Certificates. The Seller Parties shall notify all taxing authorities in the jurisdictions that impose Taxes on Seller or where any such Seller has an obligation to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate would subject Buyer to any Taxes of Seller. If any taxing authority asserts that a Seller is liable for any Tax, the Seller Parties shall promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full or otherwise satisfied.

(c) Tax Returns and Obligations for the Straddle Period. Buyer will prepare and file all real property, personal property and similar Tax Returns relating to the Purchased Assets for the Straddle Period that are due following the Closing Date. Buyer will pay and discharge all Taxes shown to be due on such Tax Returns. No later than 10 Business Days prior to the due date of such Tax Return, the applicable Seller shall pay to Buyer the amount of Taxes shown due which is attributable to the Pre-Closing Period.

(d) Assistance and Cooperation. After the Closing Date, the Seller Parties, on the one hand, and Buyer, on the other hand, shall (and, if reasonably requested to do so, shall cause their respective Affiliates to): (a) assist each other in preparing any Tax Returns that any other party is responsible for preparing and filing; (b) cooperate in preparing for or defending against any Tax Contests with taxing authorities regarding any Tax Returns relating to the Business or the Purchased Assets; and (c) make available to the other parties and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Purchased Assets.

Section 6.8 Dispute Cooperation. From and after the Closing Date, each Party agrees to provide such cooperation as any other Party or its counsel may reasonably request in connection with any Actions arising out of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby which are hereafter pending or threatened with respect to the period prior to Closing and to which such requesting Party is a party. Such cooperation shall include, but not be limited to, making such cooperating Party and any Affiliate of such cooperating Party available upon the reasonable request and at the expense of the requesting Party for any out-of-pocket costs incurred in connection therewith to consult with and assist such requesting Party and its counsel in connection with any such Action and to prepare for and testify in any such Action, including depositions, trials and arbitration proceedings.

Section 6.9 Preservation of Records. Each of Buyer and the Seller Parties agree that they shall preserve and keep the books and records held by them or its Affiliates relating to the Purchased Assets for a period of five years from the Closing Date and shall make such books and records (and its personnel, representatives, attorneys, accountants and properties) available to the other Parties as may be reasonably required by it in connection with, among other things, any insurance claims by, legal proceedings or Tax Contests against or governmental investigations of such Parties or any of its Affiliates or in order to enable such Parties to comply with its obligations under this Agreement or any other Transaction Document; provided, however, that any such books and records which would reasonably be expected to be relevant to a Tax Contest shall be preserved and kept for a period of seven years. Buyer and the Seller Parties shall be entitled to reasonably inspect and make copies of any such books and records held by the other Parties. In the event Buyer or the Seller Parties wish to destroy such books and records before or after that time, it shall first give 90 days prior written notice to the other Parties and such Parties shall have the right at its option and expense, upon prior written notice within such 90-day period, to take possession of the records within 180 days after the date of such notice.

Section 6.10 Successor Liability. The Seller Parties acknowledge and agree that Buyer’s ownership and use of the Purchased Assets from and after the Closing will not constitute the continuation of ownership or the business of Seller by Buyer, nor the continuation of ownership of any Purchased Asset from Seller Party. The Seller Parties acknowledge and agree, with respect to the Purchased Assets, from and after Closing, there will exist no continuity of the enterprise, the management or general business operations. The Seller Parties affirm that, upon receipt of the Purchase Price, adequate consideration will have been received by each of them in exchange for the promises and covenants set forth in this Agreement and the other Transaction Documents.

Section 6.11 Closing Conditions. From the Closing Date, each Seller Party and Buyer shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article 7 hereof.

Section 6.12 Cooperation with Buyer Parties. After the Closing Date, each Seller Party shall use commercially reasonable efforts, at Buyer Parties’ sole cost and expense, to provide all customary and reasonable cooperation in connection with the transactions contemplated hereunder, which shall include but not be limited to (i) any reasonable cooperation Buyer Parties need in connection with the maintenance and defense of the Intellectual Property Assets and (ii) any cooperation Buyer needs in connection with any financing as may be reasonably requested by any Buyer Parties.

ARTICLE 7 CLOSING

Section 7.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Final Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such Transaction or causing the Transaction to be rescinded following completion thereof.

(b) No Action shall have been commenced against any Party, which would prevent the Closing.

(c) At the Closing, (a) an authorized officer of Seller shall deliver to Buyer (i) a certificate, executed by the Principal Shareholders dated as of the Closing Date certifying on behalf of Seller an itemized list of each item of Indebtedness of Seller with (x) outstanding balance, principal, and pay-off amount, and (y) a description of the Person to whom such Indebtedness is owed, all of which shall be true, correct and complete (the “Indebtedness Certificate”), and (ii) pay off letters in form reasonably satisfactory to Buyer to be executed at or prior to the Closing Date by the holders of all of the Indebtedness of Seller, which shall include an undertaking by such holders to discharge, terminate and release in full any Lien securing such Indebtedness (such letters, the “Payoff Letters”, such amounts to be paid in satisfaction of such Indebtedness, the “Payoff Amounts”), and (b) the Seller Parties shall have made arrangements satisfactory to Buyer for the full and final payment and satisfaction of all Indebtedness set forth on the Indebtedness Certificate and the release of Liens securing such Indebtedness, all of which shall reconcile to Schedule 4.15 provided to Buyer on the Closing Date.

Section 7.2 Conditions to Obligations of Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer Parties’ waiver, at or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Each Seller Party shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, if the Closing occurs after the date of this Agreement.

(c) Buyer shall have received a certificate, dated as of the Closing Date, if the Closing occurs after the date of this Agreement, and signed by a duly authorized officer of Seller and each of the Principal Shareholders, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) The Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Buyer Parties.

(e) The Buyer Parties shall have received all of the deliverables required under Section 7.5(a).

(f) The board of directors of Parent shall have authorized and approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(g) From the date of this Agreement to the Closing, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

Section 7.3 Conditions to Obligations of Seller Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller Parties’ waiver, at or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Each Buyer Party shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, if the Closing occurs after the date of this Agreement.

(c) Seller shall have received a certificate, dated as of the Closing Date, if the Closing occurs after the date of this Agreement, and signed by a duly authorized officer of each of the Buyer Parties, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) The Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Seller Parties.

(e) The Seller Parties shall have received all of the deliverables required under Section 7.5(b).

Section 7.4 Closing. The transactions contemplated by this Agreement shall be consummated simultaneously with the execution of this Agreement (the “Closing”) and the Parties agree that the Closing will be deemed to have occurred simultaneously with the execution of this Agreement (the “Closing Date”) to take place at the offices of Ballard Spahr LLP, 1225 l7th Street, Suite 2300, Denver, Colorado 80202, at 10:00 a.m. Mountain Standard Time, or remotely via the exchange of documents and signatures by e-mail, assuming all conditions to the obligations of the Parties to consummate the transaction have been satisfied or waived, or at such other time, date and location as the Parties hereto may agree in writing.

Section 7.5 Closing Deliverables.

(a) At or prior to the Closing Date, the Seller Parties shall deliver or shall cause to be delivered to Buyer the following:

(i) the Bill of Sale, duly executed by Seller;

(ii) the Assignment and Assumption, duly executed by Seller;

(iii) the Intellectual Property Assignment Agreement, duly executed by Seller;

(iv) the Seller Note, duly executed by Seller;

(v) the Indebtedness Certificate, duly executed by the Principal Shareholders;

(vi) the Payoff Letters, duly executed by the applicable holders of Indebtedness;

(vii) copies of all written consents and authorizations required to be obtained by the Seller Parties to effect the transactions contemplated hereby, if any;

(viii) duly executed deeds, assignments or other instruments necessary to convey all of the Purchased Assets to Buyer and to consummate the transactions contemplated hereby, in form and substance satisfactory to Buyer and Seller;

(viii) a duly executed secretary’s certificate of Seller, in form and substance reasonably agreed upon by Seller and Buyer;

(ix) a duly executed certification of non-foreign status of the Seller, as set forth in Treasury Regulations § 1.1445-2(b); and

(x) all other previously undelivered documents, instruments or writings required to be delivered by each Seller Party to the Buyer Parties at or prior to the Closing pursuant to the Transaction Documents, and such other documents and instruments as Buyer Parties or their counsel reasonably deem necessary to consummate the transactions contemplated hereby, including recordable assignments necessary to reflect the change of ownership of the Purchased Assets and Intellectual Property Assets with applicable recording offices.

(b) At the Closing Date, the Buyer Parties shall deliver or cause to be delivered to the Seller Parties the following:

(i) the Purchase Price in accordance with Section 3.2, with the Cash Consideration made by wire transfer of immediately available funds to the bank account set forth on Annex A;

(ii) the Assignment and Assumption, duly executed by Buyer;

(iii) the Seller Note, duly executed by Buyer and Parent;

(iv) the Intellectual Property Assignment Agreement, duly executed by Buyer;

(v) any employment agreements with Seller Parties requested by the Buyer Parties;

(vi) a duly executed officer’s certificate of Buyer, in form and substance reasonably agreed upon by Seller and Buyer; and

(vii) all other previously undelivered documents, instruments or writings required to be delivered by any Buyer Party to the Seller Parties at or prior to the Closing pursuant to the Transaction Documents, and such other documents and instruments as the Seller Parties or their counsel reasonably deem necessary to consummate the transactions contemplated hereby.

ARTICLE 8 INDEMNIFICATION

Section 8.1 Survival. The representations and warranties of the Parties contained in this Agreement will survive for a period of one year after the Closing Date and will terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the conclusive resolution of such claim; provided, however, that (a) the representations and warranties set forth in Sections 4.1 and 5.1 (Organization and Qualification), Sections 4.2 and 5.2 (Authorization and Enforceability), Sections 4.3 and 5.3 (No Conflict or Violation), Sections 4.4 and 5.4 (Consents), Section 4.8 (Title to Purchased Assets), Section 4.14 (Tax Matters), Sections 4.20 and 5.5 (Brokerage Fees), and Section 5.6 (Fully Paid) (the “Fundamental Representations”) will survive the Closing Date forever; (b) the representations and warranties set forth in Section 4.12 (Intellectual Property) will survive for the applicable statute of limitations, and (c) no time limitation shall apply with respect to any breach of a representation or warranty resulting from Fraud. The covenants and agreements of the Parties contained in this Agreement and to be performed to any extent after the Closing Date will survive the Closing Date until fully discharged and performed, and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Closing Date may be made at any time within the applicable statute of limitations.

Section 8.2 Indemnification by Seller Parties. From and after the Closing, subject to the terms and conditions of this Article 8, the Seller Parties shall jointly and severally defend, protect, indemnify and hold Buyer, Parent and any of their Affiliates, and their respective directors, shareholders, managers, members, officers, employees, agents, and representatives and successors and assigns (which additional parties together with Buyer are hereinafter collectively referred to as the “Buyer Indemnified Parties”) harmless from and against any and all Losses arising out of or relating to any (a) inaccuracy in or breach of any representation or warranty of any Seller Party pursuant to Article 4 of this Agreement; (b) noncompliance with or breach by or nonperformance by any Seller Party of any of the covenants or agreements contained in this Agreement; (c) Excluded Asset or (d) Excluded Liability.

Section 8.3 Indemnification by Buyer. From and after the Closing, subject to the terms and conditions of this Article 8, Buyer shall indemnify and hold Seller, any Affiliate of Seller, and their managers, Principal Shareholders, officers, employees, agents, and representatives (which additional parties together with such Seller are hereinafter collectively referred to as the “Seller Indemnified Parties”) harmless from and against any and all Losses that may be incurred or suffered by Seller Indemnified Party arising out of or relating to any (a) inaccuracy in or breach of any representation or warranty of any Buyer Party pursuant to Article 5 of this Agreement; (b) noncompliance with or breach by or nonperformance by any Buyer Party of any of the covenants or agreements contained in this Agreement; or (c) Assumed Liability.

Section 8.4 Limitations on Indemnification. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) No Party will be liable for any Loss under this Article 8 (other than a Loss arising in respect of a breach of any of the Fundamental Representations, for Fraud, or for amounts owing under the Seller Note) until the aggregate amount of such Losses exceeds $35,000 (the “Basket”) (at which point the appropriate Party or Parties will be liable for all such Losses, including the Basket, subject to the other provisions and limitations of this Article 8).

(b) Except for Fraud, the aggregate amount of any and all Losses that Seller Parties may be liable for under Section 8.2 shall not exceed the cash portion of the Purchase Price actually received by Seller Parties, meaning up to $3,500,000.

(c) Other than for amounts owing under the Seller Note or for Fraud, the aggregate amount of any and all Losses that Buyer may be liable for under Section 8.3 shall not exceed the Purchase Price.

(d) Each Party shall use all commercially reasonable efforts to minimize and mitigate any Losses for which indemnification is sought under this Agreement. The amount of any Losses payable under this Article 8 will be reduced to the extent of any available insurance proceeds or Tax benefits.

(e) Buyer Parties’ obligation to pay the amounts owing under the Seller Note shall not be subject to any setoff, recoupment or deduction of any kind.

Section 8.5 Indemnification Procedures.

(a) Any claim for indemnification under this Agreement shall be delivered pursuant to this Section 8.5. Any amount payable pursuant to this Article 8 shall be paid in cash on demand.

(b) In the event that a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, without limitation, to any U.S. federal, state or local domestic or foreign Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party pursuant to Section 9.3 as soon as practicable after the Indemnified Party becomes aware of such Third Party Claim or of the facts upon which such Third Party Claim will be based. Such notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party.

(c) Subject to this Section 8.5, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 15 Business Days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnifying Party acknowledges in writing and without qualification (or reservation of rights) its indemnification obligations under this Agreement (which such acknowledgment shall include the Indemnifying Party’s agreement to be fully responsible for all Losses relating to such Third Party Claim (subject to the limitations on such indemnification contained in this Agreement, including in Article 8). The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance with this Section 8.5(c) (subject to the limitations on such indemnification contained in this Agreement, including in this Article 8).

(d) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense and, subject to the limitations set forth herein, to compromise and settle the Third Party Claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs including attorneys’ fees, expenses, settlement amounts or other Losses paid or incurred in connection therewith (subject to the limitations on such indemnification contained in this Agreement, including in this Article 8).

(e) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall have the right to conduct such defense, except that no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed, unless the sole relief provided is monetary damages that are or will be paid by the Indemnifying Party in connection with the settlement (including any compromise, consent, or similar decree, or election to permit default judgment to be entered) and such settlement (including any compromise, consent, or similar decree, or election to permit default judgment to be entered) provides for an express and unconditional release of the Indemnified Party from all Liabilities with respect to such claim. The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided, however, that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(f) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (and the cost of such defense and any Losses with respect to such claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder (subject to the limitations on indemnification contained in this Agreement, including in this Article 8) if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party.

(g) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder (subject to the limitations on indemnification contained in this Agreement, including in this Article 8).

(h) Notwithstanding the foregoing, the Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not agree to a settlement of any claim which (i) provides for any relief other than the payment of monetary damages, (ii) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, or (iii) would reasonably be expected to have a material adverse effect on the Indemnified Party, in each case without the affected Indemnified Party’s prior written consent.

Section 8.6 Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8; provided that nothing in this Section 8.6 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Fraud.

Section 8.7 Investigation; Limitation on Warranties. Buyer Parties acknowledge and agree that they are sophisticated buyers, familiar with the Purchased Assets and the Business, and, except for the representations and warranties of Seller Parties contained in Article 4 of this Agreement (in each instance subject to the terms, conditions, and limitations contained in Article 4), that Buyer Parties are purchasing the Purchased Assets without reliance on any representations, warranties, or guarantees, whether express or implied, of any kind, nature, or type whatsoever from or on behalf of Seller Parties, any of their officers, directors, members, managers, shareholders, employees, representatives, or agents, any Affiliates of the foregoing, or any other Person.

Section 8.8 Allocation of Indemnification Payments. The Parties hereto agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

ARTICLE 9 MISCELLANEOUS

Section 9.1 Termination. This Agreement may be terminated at any time before the Closing Date:

(a) by written agreement of the Buyer and Seller; or

(b) by either Buyer or Seller, by giving written notice of such termination to the other Party, if any court of competent jurisdiction or other Governmental Authority having jurisdiction over the Parties shall have issued a Law or Final Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, the transaction contemplated hereunder shall be unwound and Seller Parties shall return any consideration (whether by payments of cash or payments of debt of Seller), paid to them or their creditors hereunder prior to this Agreement being terminated and thereafter this Agreement will become void and have no effect, and no Party shall have any Liability to the other Party or their respective Affiliates, directors, officers, members, managers, shareholders, employees, agents, or representatives except for the obligations of the Parties contained in Section 9.3 through Section 9.15, except that nothing herein will relieve any party from any Liability for any willful and intentional breach of this Agreement prior to such termination and the obligations of Seller Parties to satisfy the debt, if any, owing under the Loan Agreement shall not be affected by the termination.

Section 9.3 Notices. All notices, demands, requests, consents, approvals, declarations and other communications required or permitted to be given under this Agreement or any other Transaction Document shall be in writing and shall be sent by hand delivery, overnight courier, U.S. or Canadian mail, email or electronic delivery as follows:

If to Seller:

CRYOCANN USA CORPORATION

Attn: Steven Cimini

2230 S. Fairview St.

Santa Ana, CA 92704

Email: steve.cimini@cryocann.com

With a copy (which shall not constitute notice) to:

Paesano Akkashian Apkarian, PC

7457 Franklin Road, Suite 200

Bloomfield Hills, MI 48301

Attn: Devin W. Bone

Email: dbone@paalawfirm.com

If to Cimini:

STEVEN CIMINI

406 W. Sierra Dr.

Santa Ana, CA 92707

Email: steve cimini@yahoo.com

With a copy (which shall not constitute notice) to:

WOLFSON BOLTON PLLC

3150 Livernois, Ste. 275

Troy, MI 48083

Attn: Thomas J. Kelly

Email: tkelly@wolfsonbolton.com

If to Armstrong:

MATT ARMSTRONG

43437 Sand Canyon Road

Big Bear Lake, CA 92315

Email: matt.armstrong@cryocann.com

With a copy (which shall not constitute notice) to:

MK Smith

9891 Irvine Center Dr., Ste. 200

Irvine, CA 92618

Attn: Mark T. Kearney

Email: mkearney@mks-law.com

If to Buyer or Parent:

ANDINA GOLD CORP.

3531 Logan Street Suite D357

Englewood, Colorado 80113

Attn: Philip Blair Mullin, Chief Financial Officer

Email: b.mu1lin@andinagold.com

With a copy (which shall not constitute notice) to:

Ballard Spahr LLP

1225 l7th Street, Suite 2300

Denver, CO 80202

Attn: Franc Del Fosse, Franc

Email: delfossef@ballardspahr.com

or to such other address or email address as a Party may designate from time to time in writing to the other parties. Unless otherwise provided herein, notices shall be deemed to be validly served, given or delivered (a) on the date of delivery if hand delivered, (b) one Business Day after deposit with a reputable overnight courier with all charges prepaid, (c) three Business Days after deposit in the mail when sent by U.S. mail and (d) when sent by email or electronic delivery, immediately upon confirmation that such email or electronic delivery has been transmitted.

Section 9.4 Entire Agreement. This Agreement (including the schedules, disclosure schedules, and exhibits attached hereto) and the Transaction Documents executed in connection herewith or contemplated herein, constitute the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior negotiations, correspondence, understandings and agreements among the Parties hereto respecting the subject matter hereof and thereof.

Section 9.5 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party without the prior written consent of the other Party; provided, however, that any Buyer Party may assign its rights under this Agreement or any other Transaction Documents (a) as security to its secured lender, (b) to an Affiliate or (c) to a third party in connection with the sale of all or substantially all of such Buyer Party’s assets.

Section 9.6 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought and which instrument is expressly identified as a modification or amendment. Any Party may, only by an instrument in writing (signed by an officer of or other authorized representative of the such Party to be bound) and expressly identified as a waiver, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 9.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.8 No Third Party Beneficiaries. Except as expressly provided herein with respect to Indemnified Parties in Article 8, this Agreement is for the sole benefit of the Parties and their respective successors and assigns as permitted herein and, except as expressly provided with respect to Indemnified Parties in Article 8, no Person other than Parties and their respective successors and assigns as permitted herein, and the Indemnified Parties shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement.

Section 9.9 Expenses; Attorneys’ Fees. All expenses incurred by the Parties in connection with the transaction contemplated in this Agreement, including, without limitation, legal and accounting fees, shall be the responsibility of and for the account of the Party who ordered the particular service or incurred the particular expense. Except as otherwise provided herein, the prevailing Party in any legal proceeding brought pursuant to, or to enforce, a claim for indemnification pursuant to this Agreement shall recover its costs and reasonable attorneys’ fees from the non-prevailing Party.

Section 9.10 Severability. If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect pursuant to any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application such term, provision or condition) shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, the Parties shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as any Party, or their counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement and each other Transaction Document.

Section 9.12 Governing Law; Jurisdiction and Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof. Each Party hereby waives any defenses to the enforcement of this Agreement based on an “illegality of purpose” theory or related defenses arising from any activity related to marijuana.

(b) Each Party hereby irrevocably and unconditionally (i) agrees that any Action, at Law or equity, arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, shall only be brought in the state courts located in the City and County of Denver, or if under applicable Law exclusive jurisdiction of such Action is vested in the federal courts, then the United States District Court for the District of Colorado, (ii) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (ii) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such Party may have in such Action. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.

(c) EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.13 Joint and Several. All obligations, liabilities, duties, covenants, agreements and responsibilities of any Seller Party (including those of an Indemnifying Party pursuant to Article 8) or any other Transaction Document shall be joint and several (and not several) obligations, liabilities, duties, covenants, agreements and responsibilities of all the Seller Parties.

Section 9.14 Representation by Counsel. In connection with this Agreement, the Parties have relied solely upon their own judgment, belief and knowledge and have sought the advice and recommendations of their own independent selected counsel concerning the nature, extent and duration of their rights and claims relating to this Agreement, the rights affected by this Agreement, the form and content of this Agreement, and the advisability of entering into and executing the Agreement. No Party has been unduly influenced to any extent whatsoever by any other Party. The Parties have read this Agreement carefully. The contents hereof are known and understood by the Parties, and this Agreement is freely and voluntarily signed.

Section 9.15 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLER:

CRYOCANN USA CORPORATION, a California corporation

By:	/s/ Steven Cimini
Name:	Steven Cimini
Title:	Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

PRINCIPAL SHAREHOLDERS:

STEVEN CIMINI

/s/ Steven Cimini
(Signature)

MATT ARMSTRONG

/s/ Matt Armstrong
(Signature)

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

BUYER:

GENERAL EXTRACT, LLC, a Colorado limited
liability company

/s/ Philip B. Mullin
Name:	Philip B. Mullin
Title:	Manager

PARENT:

ANDINA GOLD CORP., a Nevada corporation

/s/ Philip B. Mullin
Name:	Philip B. Mullin
Title:	Chief Financial Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

ANNEXES AND EXHIBITS

Annex A	Wire Transfer Instructions

Exhibit A	Defined Terms

Exhibit B	Form of Assignment and Assumption

Exhibit C	Form of Bill of Sale

Exhibit D	Form of Intellectual Property Assignment Agreement

Exhibit E	Form of Seller Note

ANNEX A

WIRE TRANSFER INSTRUCTIONS

EXHIBIT A

Defined Terms

The following terms have the meanings set forth below:

“Action” means any civil or criminal claim, action, cause of action, suit, proceeding, hearing, investigation, inquiry administrative action, lawsuit, demand or litigation, whether at law or in equity, or before any court, arbitrator, arbitration panel or Governmental Authority.

“Affiliate(s)” means (a) with respect to any Person that is a corporation, limited liability company, partnership, trust or governmental agency, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise and (b) with respect to any Person that is a natural person, (i) any Person related by blood, marriage or adoption to such Person (collectively, “relatives”), (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person’s relatives or (iii) any limited partnership, limited liability company or corporation the governing instruments of which provide that such Person shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.

“Agreement” means this Asset Purchase Agreement, together with all exhibits and schedules hereto, as the same may be amended or restated from time to time.

“Assignment and Assumption” means that assignment and assumption agreement in the form attached hereto as Exhibit B.

“Bill of Sale” means that warranty bill of sale in the form attached hereto as Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday on which banks are required or permitted to be closed in Denver, Colorado.

“Buyer Parties” means Buyer and Parent, and “Buyer Party” means each of the Buyer Parties, individually.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, sales order and purchase order of every kind, or other legally binding arrangement or understanding between Persons or by one Person in favor of another Person, whether verbal or written.

“Copyrights” means any copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of such Intellectual Property rights, including, without limitation, brochures, point-of-sale materials, catalogs, advertisements, sales presentations, solicitation materials, newsletters, product designs (including packaging designs), product drawings, photos and images, computer programs and their source code, and all websites and web pages (including all content and material thereon and therein).

“Data Room” means the Sharepoint repository of documents made available by Cryocann to Buyer and Parent.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Purchased Assets and the Assumed Liabilities, in each case whether or not in electronic form.

“Domain Names” means internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights.

“Enforceability Exceptions” means all applicable Laws relating to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.

“Final Order” means an order, judgment or other decree of any Governmental Authority having jurisdiction over a Person which is in full force and effect, as to which no appeal is pending and which has not been, and is not subject to being, reversed, stayed, modified or amended.

“Fraud” means with respect to the representations and warranties set forth in Article 4 or Article 5 of this Agreement: (a) an intentional false representation of material fact made in this Agreement by such Party; (b) with actual (as opposed to imputed or constructive) knowledge by such Party that such representation is false; (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that other Party, in justifiable reliance upon such false representation, to take or refrain from taking such action; and (e) causing such other Party to suffer actual Loss by reason of such reliance.

“Governmental Authority” means any (a) U.S. federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority or political subdivision of any nature (including any governmental agency, branch, division, department, official, or entity and any court or other tribunal), or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal, departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

“Indebtedness” means without duplication, (a) all obligations of Seller for borrowed money and any accrued interest or prepayment premiums related thereto, (b) all obligations as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP, (c) all obligations represented by notes payable or drafts accepted that evidence extensions of credit or evidenced by bonds, debentures, notes or similar instruments, (d) all reimbursement obligations (including without limitation all contingent reimbursement obligations) in connection with letters of credit, standby letters of credit or guaranties of letters of credit, (e) all guarantees, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of Seller in connection with any customer Contracts, proposals or otherwise, and (f) all intercompany accounts, payables or loans of any kind or nature.

“Industrial Designs” means any industrial designs, and all Patents, registrations, applications for registration, and renewals thereof.

“Intellectual Property” means any and all rights of a Person in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Domain Names; (e) Mask Works; (f) Industrial Designs; (g) Trade Secrets; (h) Software; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights of every kind.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is used or held for use in the conduct of the Business, together with all (a) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property, and (b) claims and Actions with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignment Agreement” means that intellectual property assignment agreement of the Intellectual Property Assets in the form attached hereto as Exhibit D.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, Domain Names and Copyrights, and pending applications for any of the foregoing.

“Inventory” means all inventory, works in process, samples, supplies and materials used in or held for use in the conduct of the Business.

“Knowledge of Seller” means the actual knowledge of any Principal Shareholder after reasonable and due inquiry.

“Law” means, with respect to any Person, all provisions of constitutions, statutes, rules, regulations, and orders of all Governmental Authorities applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person is a party or by which it is bound.

“Liabilities” means any and all debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured, unmatured, or of any other nature (whether or not known or capable of being known, disclosed, matured accrued, asserted, contingent, direct, conditional, implied, vicarious, derivative, joint, several or secondary).

“Liens” means any mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, rights of purchase, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of record, other than Permitted Liens.

“Loan Agreement” means the agreement by and between Seller and Parent dated April 23, 2021, as amended.

“Losses” means all losses, damages, liabilities, deficiencies, Taxes, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (whether or not arising out of third- party claims and including all amounts paid in investigation, defense or settlement of the foregoing), including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, special, speculative, or loss of profits damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Mask Works” means any mask works, and all registrations, applications for registration, and renewals thereof.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of any Seller Party to consummate the transactions contemplated hereby on a timely basis.

“Ordinary Course of Business” means the ordinary course in a manner consistent with normal industry practices.

“Parent Restricted Stock” means the restricted voting shares in the capital of Parent.

“Patents” means any issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Actions; and (b) Liens imposed by applicable Laws and incurred in the Ordinary Course of Business for amounts not yet delinquent to landlords, carriers, warehousemen, laborers, repairmen, materialmen and the like or the amount or validity of which is being contested in good faith by appropriate Actions.

“Person” means any Governmental Authority, individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, public benefit corporation or entity or organization.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of the Straddle Period ending on and including the Closing Date.

“Principal Shareholders” means Steve Cimini and Matt Armstrong, and “Principal Shareholder” means each of them individually.

“Restricted Period” means a period of five years commencing on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Seller Parties” means Seller, Cimini and Armstrong, and “Seller Party” means each of the Seller Parties, individually.

“Software” means any computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Tangible Personal Property” means all furniture, fixtures, equipment, machinery, office equipment, prototypes, computers, telephones, furnishings, leasehold improvements and other items of tangible personal property, in each case that is used or held for use in the conduct of the Business.

“Tax” or “Taxes” means any and all taxes, however denominated, the liability for which is imposed by Law or Contract, which taxes shall include, but not be limited to, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add on minimum, premium, windfall profit, profits, gains, net worth, paid up capital, capital stock, greenmail, sales, use, ad valorem, value added, motor vehicle sales, retailers’ occupation, stamp, natural resources, environmental, real property, personal property, custom, duty, transfer, recording, escheat, license, registration, documentation, leasing, insurance, social security, employment, severance, workers’ compensation, impact, hospital, health, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties, fees, charges, levies, assessments, duties, tariffs, imposts or additions to tax that may become payable in respect thereof, and any liability in respect of such amounts arising as a result of being a Principal Shareholder of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another Person or by Contract.

“Tax Contest” means any audit, investigation, claim, dispute or controversy relating to Taxes.

“Tax Law” means any and all Laws currently in effect and pertaining to any Taxes.

“Tax Return(s)” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, or any amendment to any of the foregoing.

“Territory” means the United States of America, Mexico, Canada and Colombia.

“Trademarks” means any trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Trade Secrets” means any trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information, including all standard operating procedures, and all rights therein.

“Transaction Documents” means all agreements and instruments being delivered pursuant to this Agreement, including this Agreement, the Assignment and Assumption, the Bill of Sale, the Intellectual Property Assignment Agreement, and the Seller Note.

EXHIBIT B

Form of Assignment and Assumption

EXHIBIT C

Form of Bill of Sale

EXHIBIT D

Form of Intellectual Property Assignment Agreement

EXHIBIT E

Form of Seller Note